MEMORANDUM

                                     FT 624
                               File No. 333-84902

         The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on April 4, 2002 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                                 THE PROSPECTUS

Cover Page The date of the Trusts has been added.

Page 3       The following information for the Trusts appear:

             The Aggregate Value of Securities initially deposited have been added.

             The initial number of units of the Trusts

             Sales charge

             The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

             The Mandatory Termination Date has been added.

Page 5 The Report of Independent Auditors has been completed.

Page 6       The Statements of Net Assets have been completed.


Pages 7-8    The Schedules of Investments have been completed.

Back Cover   The date of the Prospectus has been included.


         THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

             The Trust Agreement has been conformed to reflect the execution thereof.

                               CHAPMAN AND CUTLER

April 4, 2002